EXHIBIT 99.2

May 7th, 2020
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q1 2020 Earnings Call

Management Commentary

Christopher Clark
Vice President, Corporate Communications, GoPro, Inc.

Enclosed is GoPro’s Q1 2020 earnings report. Following this brief introduction are remarks from GoPro CEO, Nicholas Woodman, and CFO and COO, Brian McGee. I'd like to remind everyone that these remarks may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to the assumption that the COVID-19 pandemic does not materially worsen. We do not undertake any obligation to update these statements as a result of new information or future events. Information concerning our risk factors is available in our most recent annual report on Form 10-K for the year ended December 31, 2019, which is on file with the Securities and Exchange Commission and in other reports that we may file from time to time with the SEC.

In this report, we may discuss gross margin, operating expense, net profit and loss as well as basic and diluted net profit and loss per share in accordance with GAAP and, additionally, on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations. We choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, and which is posted on our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the first quarter 2020. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the GoPro Investor Relations website for your reference. All income statement-related numbers that are discussed in our remarks, other than revenue, are non-GAAP, unless otherwise noted.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

Thank you for taking time to read GoPro’s Q1 2020 earnings report. In the remarks below, I review our first quarter 2020 performance, the impact from COVID-19, and provide details regarding our strategic shift to a more direct-to-consumer business model. Then Brian will walk you through our numbers, framing 2020 and 2021. Underlying our remarks today is an assumption that the pandemic does not materially worsen from today.

I’d like to start by thanking GoPro’s employees around the world for their resilience during these difficult times. I’m proud of how well everyone has come together and continued to execute while working remotely. This has been another example of your ability to adapt and excel in the face of challenge. Your dedication and passion for GoPro gives me great confidence in our potential going forward.

I’d also like to share some of the unique ways our customers are using GoPro to help them adapt to the crisis. Whether it’s frontline workers in New York who used GoPros to capture vital public service information from inside hospitals, medical professionals using GoPros to train surgeons remotely, or teachers using GoPros to stay connected with their students, we are grateful to know our products are playing a part in helping people in this challenging time. An upcoming firmware update will make it easy to use a GoPro as a webcam and we’re advancing the already impressive live-streaming capabilities of our cameras to further serve the productivity and communications needs of our customers.

And as a company, we are adapting to these challenging times as well. After a strong start to 2020, our business began to slow as the world grappled with the implications of COVID-19. On April 15, we announced a strategic re-alignment to transition to a more efficient and profitable direct-to-consumer business to better position ourselves for success moving forward.

Revenue in Q1 was $119 million, below the guidance we provided on our Q4 call on February 5th and in-line with our preliminary results provided on April 15th. Sell-through in the quarter was roughly 700,000 cameras. Since the first half of April, we’ve seen demand begin to rebound and consistently trend upwards, the details of which Brian will expand on.

On February 5th I shared that in 2020 we’d be focused on scaling our direct-to-consumer capabilities to improve profitability. COVID-19 has served as a catalyst for us to accelerate this strategy. We expect gopro.com’s share-of-revenue to grow to nearly 40% for the second quarter, which would represent a more than doubling of unit sell-through growth on a year-over-year basis.

Our plan to further shift revenue to gopro.com will focus on the following initiatives in North America and Europe:

•
Our flagship products will be primarily sold through gopro.com, alongside our entire portfolio of products, to super-serve consumers with expanded value that is only possible via a direct-to-consumer approach.

•	We will continue to sell our mid and entry-level products through select retailers and specialty stores.

•	We will expand our subscription offerings to provide outsized value to consumers while increasing their lifetime value to GoPro.
We will continue to use our existing distribution network and traditional go-to-market approach in Asia Pacific and Latin America, which combined represented approximately 31% of our revenue in 2019.

Our more consumer-direct-centric strategy, combined with our 2020 Non-GAAP operating expense budget of $285 million to $290 million and our 2021 expense target of $250 million, should position GoPro to succeed both during and after the pandemic. We believe our cash and liquidity position adequately meets our needs to operate the company. In addition, our lower cost operating model and expected margin improvement from increased direct sales significantly lowers GoPro’s threshold to achieve profitability, enabling us to achieve breakeven on a Non-GAAP EPS basis at roughly 2 million units sold across all channels.

We believe GoPro’s global brand strength and market leadership uniquely position us to succeed as a direct-to-consumer business. Over the past 16 years, we’ve invested over one billion dollars in marketing to build GoPro into one of the most well-known and admired brands in the world. By serving customers directly via gopro.com, we can provide them with value that far exceeds what is possible through traditional retail channels, and expand their lifetime value to GoPro while simultaneously expanding GoPro’s operating profit - which Brian will explain in more detail.

Our subscription offering will play an increasingly important role in delivering the outsized consumer value and expanded lifetime value I mention above. Our strategy around this will become more apparent by the end of Q2. At the end of Q1, we had 355,000 paying subscribers, a sequential gain of 14%, and 69% year-over-year.

On April 15, GoPro welcomed Aimée Lapic as our new Chief Digital Officer. Aimée brings a fresh perspective and a proven track record driving subscription and consumer product sales as Chief Marketing Officer for both Pandora and Banana Republic. We’re already feeling a positive impact from Aimée’s presence and she’s only been here for three weeks.

Related to GoPro’s direct-to-consumer strategy is our industry-leading social marketing strength, which continues to grow. In Q1 2020, we gained more than 1.3 million new social followers, driven by continued growth on Instagram, YouTube and TikTok, and record levels of engagement. Organic viewership of GoPro content across all social channels achieved 243 million views in Q1, an all-time high.

And we are extremely excited about our 2020 and 2021 product roadmap, which remains on-track and unchanged despite our recent restructuring. Our Fall hardware launch is sure to ‘WOW’ just as previous launches have. And as we’ve mentioned, we plan to introduce and monetize a new GoPro App experience we believe solves widespread pain points for GoPro owners and smartphone users alike.

Before transitioning to Brian, I want to underscore that we believe the decisive action we’ve taken gives us a much improved, cash-generating business model that sets us up to succeed in the near term with the potential to be more profitable than ever in the long term.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

My comments on the first quarter will allow us to fill in some of the details from the results we provided in our April 15th press release. After a summary of our first quarter results, I'll provide more color on our strategic shift to a direct-to-consumer operating model, as well as our perspective on future financial performance. As you heard from Nick, underlying our remarks today is an assumption that the pandemic does not materially worsen from today.

In the first quarter of 2020, revenue was $119.4 million with a non-GAAP net loss of $49.6 million. Sales through gopro.com represented 17% of revenue up from 11% of revenue in the fourth quarter of 2019. First quarter GAAP and non-GAAP operating expenses benefited from a decrease in advertising spend and lower employee related costs. GAAP operating expenses were $94.5 million and non-GAAP operating expenses were $87.5 million, representing year-over-year reductions of 6% and 4%, respectively. GAAP and non-GAAP loss per share were $0.43 and $0.34, respectively. It is worth noting that the reduction in force and other strategic restructuring actions did not impact our first quarter results as those actions occurred after the quarter ended.

We estimate camera unit sell-through for the first quarter of 2020 was approximately 700,000 units. Global sell-through of our cameras hit a trough in the last two weeks of March. Since then, we have seen a pick-up in demand each successive week in April, particularly on gopro.com. We estimate channel inventory levels decreased by 30% in the quarter to approximately 1 million units.

Cameras with retail prices above $300 represented nearly 90% of our revenue in the first quarter, continuing a trend from 2018 and 2019 of consumers moving to our higher priced, and more profitable cameras. Camera units shipped into the channel during the quarter totaled 341,000. The sales of high-end cameras and accessories along with the increase in Plus subscribers resulted in our highest ever Street ASP of $351, a 23% sequential improvement. As a frame of reference, 2019 average quarterly Street ASP was $280. Street ASP is defined as total reported revenue divided by camera units shipped.

Turning to the balance sheet, we ended the quarter with $125 million in cash and cash equivalents, which included a $30 million draw on our ABL. Excluding the $30 million ABL draw, cash would have been down approximately $65 million sequentially due to the following factors:

•	EBITDA loss of $41 million

•	Inventory increased by $28 million

•	Accounts payable and accrued liabilities decrease of $141 million, offset by a decrease in accounts receivable of $150 million

While we withdrew our formal guidance for 2020, we want to provide analysts and investors with commentary on trends and business model expectations for 2020 and 2021.

As Nick mentioned, we've seen demand begin to rebound and trend upwards since early April. Current trends indicate that camera unit sell-through should be approximately 600,000 units for the second quarter. And, we believe camera unit growth will more than double on gopro.com on a year-over-year basis, a channel our new Chief Digital Officer Aimée Lapic is focused on scaling.

If we extrapolate from current demand we are seeing in the second quarter, combined with our plans in the second half to provide outsized value to consumers on cameras via our Plus subscription on gopro.com, our expectation is that sell-through in 2020 would be in a range of 2.8 million to 3.2 million cameras. This would represent roughly 70% of our typical demand for the second half, including the holiday season.

Assuming we sell-through at the mid-point of the range in 2020, we expect to exit 2020 with approximately 600,000 to 700,000 units in the channel compared with the 1.4 million units of channel inventory exiting 2019. In addition, assuming we are able to sell-through approximately 600,000 units in the second quarter, we expect to exit the second quarter with approximately 800,000 cameras in the channel, a 20% reduction from the first quarter of 2020.

We expect the shift towards higher-end cameras to continue, thereby increasing ASPs in 2020, and continue to increase in ASP into 2021 primarily due to a higher percentage of our business being on gopro.com. Specifically, we expect second quarter ASP to be approximately $300, due to seasonally lower accessory attach rates and product mix.

We expect 2020 operating expenses to be between $285 million to $290 million for the year and we are targeting approximately $250 million in 2021. We expect operating expenses to be approximately $125 million in the 2nd half of 2020. The expected $100 million in operating expense savings in 2020 are primarily from sales and marketing, general and administrative, and facility expenses. Our commitment to delivering innovative solutions to consumers is unwavering and our product roadmap remains unchanged and on-track.

Specific reductions include:

•	Advertising, sponsorships, trade shows, public relations, point-of-purchase displays, activations, retail training and other areas totaling approximately $50 million;

•	Reduction in force and other payroll related reductions totaling approximately $40 million; and,

•	Office space, travel and other related expenses totaling approximately $10 million.

We are targeting gross margins in our operating model to be in the 38% to 40% range as a result of both new products and a higher proportion of sales and channel mix to be from gopro.com. We expect to be in this range in the second half of 2020 and we believe we can grow margins over 2020 levels in 2021. We expect the revenue mix from gopro.com to increase very significantly over the 10% reported in 2019, to approximately 45% of revenue in 2020, and we expect GoPro.com to represent the majority of revenue by 2021. In addition, a more direct-to-consumer model accelerates cash conversion as sales from gopro.com typically settle in 3 business days, thereby reducing our expected aggregated DSO to a range of 10 to 15 days from historical DSO’s of 35 to 40 days.

As Nick mentioned, our subscription offerings will play an increasingly important role in our strategy which will become apparent by the end of Q2. As a result, we continue to expect to grow our Plus subscribers in 2020 and maintain our expected range of between 600,000 to 700,000 subscribers.

On liquidity, we ended the first quarter with cash of $125 million, including $30 million from the ABL. Our borrowing base as of March 31, 2020 was approximately $70 million. We continue to expect our borrowing base to be in a range of $60 million to $70 million for the balance of 2020.

We expect to use approximately $25 million in cash in the second quarter of 2020. We believe the combination of higher sales on gopro.com, improved margins, lower operating expenses and inventory management would increase cash to more than $150 million in Q3 and approximately $200 million in Q4 2020. Given the operating trends outlined above, we expect that our cash would further increase in 2021.

We are extremely proud of the dedication shown by our team during what has been a very challenging time for our company and society as a whole. We believe the decisive actions we've taken to reduce operating expenses and shift to a consumer-direct focused model positions GoPro to succeed during the pandemic and gives us the opportunity to be the most profitable GoPro yet over the long-term.

Thank you for taking the time to read GoPro’s Q1 Earnings Report. Nick and I look forward to speaking virtually with investors at the 48th annual J.P. Morgan Global Technology Media and Communications conference on May 13, 2020.